THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

(the “Company”)

RETIREMENT PLAN ANNUITY CONTRACT ENDORSEMENT FOR 415(M) ACCOUNTS

This Endorsement is made a part of the group annuity contract and group annuity certificate to which it is attached (the “Contract”). The Contract is issued in connection with an employer-sponsored retirement plan established pursuant to Code Section 415(m) Code Sections (the “Plan”).

Section references are to the Code, which means The Internal Revenue Code of 1986 as now or hereafter amended. The term “Applicable Law” means laws that may either limit or compel the exercise of rights under the Contract, including, but not limited to, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the laws of the state in which the Contract was issued.

This Endorsement revises the Contract consistent with applicable requirements under The SECURE 2.0 Act of 2022, part of the Consolidated Appropriations Act (CAA) of 2023, SECURE Act (Public Law 116-94), and prior federal retirement plan legislative changes, and shall supersede any inconsistent provisions of the Contract or any endorsement issued prior to or concurrent with this Endorsement.

1.	Owner and Annuitant

The Owner of this group annuity contract may be the employer (“Employer”) sponsoring the Plan or, subject to applicable Plan requirements, a Plan Trustee or Custodian, or other eligible party or program sponsor. The Annuitant is the Participant for whom one or more Participant certificates of the group annuity contract are established under the Plan.

A Plan Participant may receive a distribution from the group annuity contract upon approval by the Owner or another designated Plan representative in accordance with the Plan and the Code. The Owner may request a distribution of a Participant’s account or transfer to another investment provider if the Employer is authorized to do so under the Plan and permitted to do so under Applicable Law.

Rights under a Participant’s group annuity certificate shall be exercised by the Participant (or, if applicable, an Alternate Payee pursuant to a qualifying domestic relations order) or a Beneficiary (upon the death of the Participant), subject to confirmation by the Owner (or the Owner’s designee) that such exercise complies with the terms and limitations imposed by the Plan, including but not limited to any Plan distribution limitations, spousal consent requirements, and vesting requirements, and further provided that any such Plan terms and limitations may not enlarge the rights otherwise applicable under the Contract whether the group annuity contract or the group annuity certificate.

2.	Contribution Limitations and Requirements

a.	Contributions (not including transfers and rollovers) may be made to this Contract up to the applicable limits set forth in the Code and the Plan.

Contribution	Requirements

(1) In General. For taxable years beginning after December 31, 2025, or such later date as applies under federal tax law, and except as otherwise provided in the Code, in the case of a Participant whose wages (as defined in Code § 3121(a)) from the employer sponsoring the Plan exceed $145,000 (as indexed) in the preceding calendar year, any elective deferrals

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under Code § 414(v) shall be made solely to a designated Roth account under the Plan and may not be made to this Contract unless this Contract holds designated Roth contributions.

(2) Employer Responsible. The employer sponsoring the Plan must inform the Company if the Participant is subject to the limits in Code § 414(v)(7). The Company shall not be responsible for ensuring compliance with the restrictions of this section 7. The Company is also not obligated to accept designated Roth contributions under this Contract or to issue a contract that accepts designated Roth contributions.

(3) Contributions properly made pursuant to Code Section 414(v) by Participants who otherwise qualify to make such contributions shall be disregarded in determining whether contributions to the Contract have exceeded the limits imposed under the Contract. For taxable years beginning after December 31, 2024, contributions made by a Participant who attains (or would attain) age 60, 61, 62, or 63 by the close of the taxable year and who otherwise is qualified to make such contributions, shall be disregarded, up to the “adjusted dollar amount” described in Code § 414(v)(2)(E), in determining whether contributions to the Contract have exceeded the limits imposed under the Code. The foregoing shall not be interpreted to restrict the ability of the Company to limit annual or total contributions to this Contract.

c.

If the Plan allows employees to designate matching or nonelective employer contributions as designated Roth contributions, and the Company agrees to accept such contributions to this Contract, the employer sponsoring the Plan shall be solely responsible for informing the Company of any contributions which have been designated as designated Roth contributions and shall be solely responsible for reporting of such contributions as required by federal or state tax law.

d.

Contributions determined to be in excess of applicable limits, that are identified by the Company, by the Plan, or by the Participant, shall be returned to the Participant or to the Employer or held in an unallocated account, according to the requirements of Applicable Law. The Company will cooperate with the Plan and the sponsoring employer in the correction of excess contributions identified in an IRS examination; provided, however, that the Plan sponsor shall consult with the Company before entering into any agreement with regard to such excess amounts in the Contract.

3.	Distribution Eligibility and Portability. Except as otherwise provided in the Plan and permitted by the Code:

a.

The Contract Owner possesses all rights under the Contract. No Participant or Beneficiary will have any enforceable right to make elections under this Contract or to receive benefits from USL. The Contract Owner may direct that all benefit payments be made to the Contract Owner, or the Contract Owner may authorize USL to make benefit payments directly to Participants and Beneficiaries as the Contract Owner’s payment agent under the Plan. The Contract Owner may also authorize USL to follow Participant requests with regard to the allocation of Purchase Payments among Investment Options, transfers among Investment Options, and other elective rights provided by this Contract. If the Contract Owner authorizes USL to act as payment agent under the plan or to follow Participant requests, the Contract Owner may revoke or modify that authorization at any time without prior notice to Participants.

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b.

If the Plan provides for mandatory distributions upon termination of employment as allowed by applicable provisions of the Code, such distributions may be subject to requirements under applicable Company administrative procedures, and the limit on such cash-outs shall be the amount provided in the Plan, but no greater than $7,000, except as otherwise allowed under Applicable Law. Notwithstanding the foregoing, no distribution from the Contract will be permitted if it would have the effect, directly or indirectly, of avoiding or circumventing a restriction applicable under the Contract, including any surrender, benefit, withdrawal or transfer restrictions in the Contract.

4.	Required Distributions

a.	Required Beginning Date

For purposes of the application of Code § 401(a)(9), the “Required Beginning Date” means the first day of April following the later of the calendar year in which the Participant attains the “applicable age,” as defined in Code § 401(a)(9)(C), or the calendar year in which the Participant retires from the employer sponsoring the Plan (unless the Participant is at least a 5% owner). Unless otherwise provided by applicable tax law, the “applicable age” under Code § 401(a)(9)(C) is as follows:

If the Participant was born...	The “applicable age” is...
Before July 1, 1949	70 1⁄2
After June 30, 1949 and before 1951	72
In 1951, 1959, or any year in between those years	73
In 1960 or later	75

b.	Required Distributions Before and after Death of the Participant

(1)	Required Distributions Before Death. Except as provided in section 5 related to designated Roth accounts, while the Participant is alive, distributions will be made as follows:

(a)

The entire interest in the Contract will commence to be distributed no later than the Required Beginning Date over (a) the life of such individual or the lives of such individual and his or her Designated Beneficiary or (b) a period not extending beyond the life expectancy of such individual or the joint and last survivor expectancy of such individual and his or her Designated Beneficiary.

(b)

Prior to the date that the Contract is annuitized, the amount to be distributed for each calendar year, beginning with the calendar year in which the individual attains the “applicable age” and continuing through the calendar year of death, shall not be less than the quotient obtained by dividing the entire interest in the Contract as of the last valuation date of the preceding calendar year by the distribution period in the Uniform Lifetime Table in the Regulations, using the individual’s age as of his or her birthday in the year. However, if the individual’s

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sole Designated Beneficiary is his or her spouse and such spouse is more than ten (10) years younger than the individual, then the distribution period is determined under the Joint and Last Survivor Table in the Regulations, using the ages as of the individual’s and spouse’s birthdays in the year.

(c)

If distributions are made in the form of an annuity, the distribution periods described in section 4(b)(1) above cannot exceed the periods specified in Regulation § 1.401(a)(9)-6 and the annuity payments must otherwise comply with the requirements of that Regulation section. If distributions commence in the form of annuity payments, see section 4(e) below for additional rules that apply to annuity payments.

(2)

Required Distributions After Death - In General. If the Participant dies before their entire interest in the Contract has been distributed, the remaining interest in the Contract will be distributed in accordance with a distribution method that (1) the Company makes available, and (2) satisfies applicable federal tax requirements. The Company may limit the distribution methods the Company makes available, based on our administrative procedures. As a result, some of the distribution methods described in sections 4(b)(3) and (d) below may not be available with this Contract, provided that the Company makes another distribution method available that satisfies applicable federal tax requirements. For example, the Company may require that distributions occur immediately or within 5 years after the applicable death, without regard to whether federal tax law permits the distribution to be paid later.

(3)

Death Before Required Beginning Date. If the Participant dies before their Required Beginning Date, then, to the extent required by Code § 401(a)(9) and the Regulations, their entire interest in the Contract must be distributed at least as rapidly as follows:

(a)	If the beneficiary is not a Designated Beneficiary, the entire interest must be distributed by the end of the calendar year containing the fifth (5th) anniversary of the Participant’s death.

(b)

If the beneficiary is a Designated Beneficiary but is not an Eligible Designated Beneficiary, the entire interest must be distributed by the end of the calendar year containing the tenth (10th) anniversary of the Participant’s death.

(c)	If the beneficiary is an Eligible Designated Beneficiary, the entire interest must be distributed:

(I)

over the life of such Eligible Designated Beneficiary or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, with distributions starting no later than the end of the calendar year following the year of the Participant’s death, or, if later, the date the Participant would have attained the “applicable age” or such later date provided under applicable federal tax law, provided that the Eligible Designated Beneficiary is the Participant’s surviving spouse and, to the extent required by Code § 401(a)(9)(B)(iv), such spouse makes (or is deemed to have made) an election for this rule to apply; or

(II)	if elected, by the end of the year containing the tenth (10th) anniversary of the Participant’s death. The election described in this clause (II) is

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subject to any applicable federal income tax requirements regarding the timing of the election.

(d)	The following rules apply to an Eligible Designated Beneficiary to the extent required by Code § 401(a)(9) and the regulations thereunder:

(I)

If distributions under section 4(c)(3)(I) above are made for a year in a form other than as annuity payments, the total distributions for such year must not be less than the quotient obtained by dividing the entire interest in the Contract as of the end of the preceding year by the applicable denominator determined under the Regulations. See section 4(e) for a special rule that applies if the Participant’s sole beneficiary is their spouse. If distributions commence in the form of annuity payments, see section 4(c)(5) below for additional rules that apply to annuity payments.

(II)

If an Eligible Designated Beneficiary dies before the portion of the interest to which section 4(c)(3)(I) above applies is entirely distributed, the remainder of such portion must continue to be distributed pursuant to that paragraph, but the entire remaining interest also must be fully distributed by the end of the year containing the tenth (10th) anniversary of the Eligible Designated Beneficiary’s death. See also section 4(c)(4) below for a special rule that applies to minor children.

(III)

If the Eligible Designated Beneficiary is the Participant’s surviving spouse and he or she dies before distributions to such spouse under section 4(c)(3)(I) begin, this section 4 shall be applied as if the surviving spouse were the participant.

(4)

Death On or After Required Beginning Date. If the Participant dies on or after their Required Beginning Date, then, to the extent required by Code § 401(a)(9) and the Regulations thereunder, the entire interest in the Contract –

(a)	must be distributed at least as rapidly as the method of distribution being used under Code § 401(a)(9)(A)(ii) as of the date of the Participant’s death, and

(b)	must be completely distributed by:

(I)	the end of the calendar year containing the tenth (10th) anniversary of the Participant’s death, if the beneficiary is a Designated Beneficiary but not an Eligible Designated Beneficiary, or

(II)	the end of the calendar year containing the tenth (10th) anniversary of the beneficiary’s death, if the beneficiary is an Eligible Designated Beneficiary, or

(III)	such other date required by section 4(b)(5) below or by Code § 401(a)(9) and the Regulations thereunder.

If the beneficiary is not a Designated Beneficiary, this section 4(b)(4)(b) does not apply, and distributions must comply only with section (a) above.

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(c)	To the extent that distributions are required to be made in a year pursuant to section 4(b)(4)(a) above:

(I)

If such distributions are made in a form other than annuity payments, they must not be less than the quotient obtained by dividing the entire interest in the Contract as of the end of the preceding year by the applicable denominator provided under the Regulations. See section 4(e) for a special rule that applies if the Participant’s sole beneficiary is their spouse.

(II)

If annuity payments commenced during the Participant’s life, those payments generally will continue after the Participant’s death under the annuity option that is in effect, subject to the requirements in section 4(b)(4)(b) above.

(5)	Application of Sections 4(b)(3) and 4(b)(4). Except as otherwise provided under applicable federal tax law –

(a)

Except as provided in the next two sentences, sections 4(b)(3) and 4(b)(4) apply if the Participant dies on or after January 1, 2020. If the Contract is held under a collectively bargained plan, section 4(b)(3) and 4(b)(4) shall apply if the Participant dies on or after the earlier of (I) the later of January 1, 2020 or the date on which the collective bargaining agreement governing the Plan terminates or (II) January 1, 2022. If the Contract is held under a governmental plan as defined Code § 414(d), sections 4(b)(3) and 4(b)(4) shall apply if the Participant dies on or after January 1, 2022. The applicability date that applies under this paragraph is the “SECURE Applicability Date.”

(b)

If the Participant dies before the SECURE Applicability Date, and their Designated Beneficiary dies after such date, the entire remaining interest in the Contract must be distributed as required by Code § 401(a)(9) and the Regulations thereunder, as in effect prior to amendment by § 401 of the SECURE Act, and in all events by the end of the calendar year containing the tenth (10th) anniversary of such Designated Beneficiary’s death, to the extent required by federal tax law.

(c)

If the Participant and their Designated Beneficiary both died before the SECURE Applicability Date, the entire remaining interest in the Contract must be distributed as required by Code § 401(a)(9) and the Regulations thereunder, as in effect prior to amendment by § 401 of the SECURE Act.

c.	Definitions and Special Rules

(1)

Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as a beneficiary by the Participant under the Plan. This term will be interpreted consistently with applicable provisions under Code § 401(a)(9)(E) and the Regulations.

(2)	Eligible Designated Beneficiary. The term “Eligible Designated Beneficiary” means any Designated Beneficiary who is —

(a)	the surviving spouse of the Participant,

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(b)	subject to section (4) below, the Participant’s child who has not reached the age of majority (which is age 21, unless otherwise provided by federal tax law),

(c)	disabled (within the meaning of Code § 72(m)(7)),

(d)

a chronically ill individual (within the meaning of Code § 7702B(c)(2), except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

(e)	an individual not described above who is not more than ten (10) years younger than the Participant.

(3)

Determination Date. Except to the extent that applicable federal tax law permits otherwise, the determination of whether a Designated Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Participant or, in the case of an annuity stream of payments, as of the annuity starting date.

(4)

Special Rule for Children. Subject to Code § 401(a)(9)(F), an individual described in section 4(c)(2)(b) above shall cease to be an Eligible Designated Beneficiary as of the date the individual reaches majority and, to the extent required by federal tax law, any remainder of the portion of the interest in this Contract must be distributed within ten (10) years after such date or such later date prescribed by Regulations.

(5)	Special Rules for Annuity Payments. Unless otherwise provided under applicable federal tax law:

(1)	Distributions in the form of annuity payments must satisfy the applicable requirements of Regulation §§ 1.401(a)(9)-5 and 1.401(a)(9)-6.

(2)

Distributions in the form of annuity payments must be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one (1) year.

(3)

Annuity payments must satisfy the minimum distribution incidental benefit requirements in Regulation § 1.401(a)(9)-6. For tax years beginning after December 31, 2023, the prior sentence does not apply to annuity payments made with respect to a designated Roth account.

(4)	Annuity payments must be nonincreasing or increase only as permitted by Code § 401(a)(9)(J) and Regulation § 1.401(a)(9)-6 or as otherwise permitted under federal tax law.

(5)

If distributions (including distributions commencing on or before the Required Beginning Date while the individual is alive) are made in the form of an annuity, the first (1st) annuity payment must be the payment which is required for one (1) payment interval. The second (2nd) payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Similarly, in the case of distributions commencing after death in

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accordance with Code § 401(a)(9)(B)(iii) and (iv), the first (1st) payment, which must be made on or before the date determined under Regulation § 1.401(a)(9)-3(c)(4) or (d), as applicable, must be the payment which is required for one (1) payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, quarterly, semi-annually, or annually.

(6)

If all or a portion of an individual account (including a deferred annuity contract prior to the date the contract is annuitized) is used to purchase an annuity after distributions are required to commence (the Required Beginning Date in the case of distributions commencing before death, or the date determined under Regulation § 1.401(a)(9)-3 in the case of distributions commencing after death), payments under the annuity, and distributions of any remaining account, must be made in accordance with the applicable rules in Regulation § 1.401(a)(9)-5.

(7)

After annuity payments commence to the Participant or a Designated Beneficiary, they may need to be modified (accelerated) following the Participant’s or beneficiary’s death, if necessary, to comply with the minimum distribution requirements under applicable federal tax law. In addition, the Company may limit or change the annuity payment options that are available under the Contract, based on the Company’s current administrative procedures or to ensure that any distributions that would become payable under an annuity option after the death of the Participant or Designated Beneficiary will comply with such minimum distribution requirements without needing to modify the annuity payments after they begin.

(8)

Prior to the date annuity payments commence, the “entire interest” under an annuity contract is the dollar amount credited to the individual or beneficiary under the Contract plus the actuarial present value of any additional benefits (such as survivor benefits in excess of the dollar amount credited to the Participant or beneficiary) that will be provided under the Contract.

d.	Required Minimum Distributions from Designated Roth Accounts

For taxable years beginning after December 31, 2023, if this Contract is established as a designated Roth account described in Code § 402A, no distributions shall be required under section 3(a) while the Participant is alive. Upon the death of the Participant, distributions to the Beneficiary shall be made in accordance with Code § 401(a)(9) (without regard to § 401(a)(9)(A)), the Regulations, and any applicable guidance.

e.	Spousal Beneficiary Distribution Period After Participant’s Death

For calendar years beginning after December 31, 2023, if the sole Designated Beneficiary is the Participant’s surviving spouse, the spouse may elect to have required minimum distributions determined using the Uniform Lifetime Table, rather than the Single Life Table, to the extent permitted by the Code and Regulations. To the extent permitted by Applicable Law, the Plan or the Company may adopt procedures regarding this election, including to deem the Beneficiary to have made the election to have distributions determined under the Uniform Lifetime Table unless the Beneficiary elects otherwise.

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Except as Applicable Laws otherwise require, the provisions of this Endorsement shall be effective as of the later of the Contract Date of Issue or Certificate Date of Issue.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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